Exhibit 3(a)

WACHOVIA PREFERRED FUNDING CORP.

CERTIFICATE OF INCORPORATION

The undersigned, for the purposes of organizing a corporation pursuant to Section 102 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that this Certificate of Incorporation of Wachovia Preferred Funding Corp. was duly adopted in accordance with the provisions of Section 102 of the DGCL and further certifies as follows:

FIRST, the name of the corporation is Wachovia Preferred Funding Corp. (the “Corporation”);

SECOND, the address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company;

THIRD, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL;

FOURTH, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 175,001,000, of which 100,000,000 shares, par value of $0.01 per share, shall be designated as Common Stock and 75,001,000 shares, par value of $0.01 per share, shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of each series of Preferred Stock, including, without limitation, the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series,

(b)	the number of shares included in such series,

(c)
the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable,

(d)
whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

(e)
the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series,

(f)
the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events,

(g)
the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

(h)
whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto, and

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights expressly provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted;

FIFTH, the name and mailing address of the incorporator is Robert L. Andersen, c/o Wachovia Corporation, 301 S. College St., 31st Floor, LEG-0630, Charlotte, North Carolina 28288;

SIXTH, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SEVENTH, that Elections of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation.

EIGHTH, that the number of directors of the Corporation shall be fixed from time to time pursuant to the By-laws of the Corporation. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors;

NINTH, any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if the holder or holders of shares of the class or series of stock of the Corporation entitled to vote on such action representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, sign such consent or consents;

TENTH, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal;

ELEVENTH, whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation;

TWELFTH, the Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation; provided, that any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class;

THIRTEENTH, in the event that any of the provisions of this Certificate of Incorporation is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 31st day of July, 2002.

/s/ ROBERT L. ANDERSEN

Robert L. Andersen

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